Exhibit 99.7

April 10, 2026

Division of Corporation Finance

Office of Finance

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Chromarie International Limited Registration Statement on Form F-1

Application for Waiver of Requirements of Form 20-F, Item 8.A.4

The undersigned, Chromarie International Limited, a foreign private issuer organized under the laws of the Cayman Islands (the “Company”), has submitted its Draft Registration Statement on Form F-1 (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) relating to a proposed initial public offering of the Company’s ordinary shares in the United States.

The Registration Statement at the time of initial public filing and at effectiveness will contain audited financial statements for the two years ended March 31, 2025 and 2024 prepared and presented in accordance with Generally Accepted Accounting Principles of the United States (“U.S. GAAP”), and unaudited financial statements for the six months ended September 30, 2025 and 2024. Item 8.A.4 of Form 20-F, which is applicable to the Registration Statement pursuant to Item 4(a) of Form F-1, states that because this is the Company’s initial public offering (“IPO”), it must have audited financial statements of a date not older than 12 months from the date of the offering unless a waiver is obtained. See also Division of Corporation Finance, Financial Reporting Manual, Section 6220.3.

Instruction 2 to Item 8.A.4 of Form 20-F provides that the Commission will waive the 12-month age of financial statements requirement “in cases where the company is able to represent adequately to us that it is not required to comply with this requirement in any other jurisdiction outside the United States and that complying with this requirement is impracticable or involves undue hardship.” See also the Staff’s 2004 release entitled International Reporting and Disclosure Issues in the Division of Corporation Finance (available on the Commission’s website at http://www.sec.gov/divisions/corpfin/internatl/cfirdissues1104.htm) at Section III.B.c, in which the Staff notes:

“the instruction indicates that the staff will waive the 12-month requirement where it is not applicable in the registrant’s other filing jurisdictions and is impracticable or involves undue hardship. As a result, we expect that the vast majority of IPOs will be subject only to the 15-month rule. The only times that we anticipate audited financial statements will be filed under the 12-month rule are when the registrant must comply with the rule in another jurisdiction, or when those audited financial statements are otherwise readily available.”

We hereby respectfully request that the Staff of the Commission waive the requirement of Item 8.A.4 of Form 20-F. In connection with this request, we, as counsel to the Company, represent to the Commission that:

1.	The Company is not currently a public reporting company in any other jurisdiction.

2.	The Company is not required by any jurisdiction outside the United States to file any consolidated financial statements, audited under any generally accepted auditing standards.

3.	Compliance with Item 8.A.4 is impracticable and involves undue hardship for the Company.

4.	The Company does not anticipate that its audited financial statements for the year ended March 31, 2026 will be available until June 30, 2026.

5.	In no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the offering.

The Company will file this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Very truly yours,

Chromarie International Limited

By:	/s/ Zhonghua Fu
Name:	Zhonghua Fu
Title:	Chairperson of the board of directors, Director, Chief Executive Officer